Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-130565) pertaining to the 2005 Omnibus Long-Term Incentive Plan of Republic Property Trust of our report dated April 4, 2007, with respect to the statement of revenues and certain expenses of 1129 20th Street for the year ended December 31, 2006 included in Republic Property Trust’s Current Report on Form 8-K/A filed April 13, 2007.

/s/ Ernst & Young LLP

McLean, Virginia
April 12, 2007